VYSTAR® CORPORATION FILES PROVISIONAL PATENT APPLICATION FOR RECENTLY DISCOVERED BENEFITS OF VYTEX® NRL

Improved Color, Clarity and Stability Found in the Use of Vytex® Natural Rubber Latex for Balloons, Foams and Adhesives

ATLANTA, GA – March 30, 2010 -- Vystar® Corporation (OTCBB: VYST), the exclusive creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, has filed a provisional patent application for a significant range of additional benefits associated with the use of Vytex NRL in the manufacture of foams (e.g. mattresses and pillows), dipped and pigmented products (e.g. toy balloons, gloves and condoms) and adhesives (e.g. cold-seal and pressure sensitive adhesive seals and medical bandages).

The newly studied benefits of  Vytex NRL that form the basis of the patent application were presented by the Company at Smithers RAPRA’s Sixth International Latex & Synthetic Polymer Dispersions Conference in Amsterdam on Wednesday, March 24th, 2010. Vystar holds two U.S. patents for the technology with several additional U.S. and international patents pending. The new patent filing addresses new developments that significantly improve product performance and provide documented manufacturer cost savings with the use of Vytex NRL over standard natural rubber latex.

These added benefits include:

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More vibrant and crisper colors in balloons. Independent laboratory tests show that toy balloons made with Vytex NRL exhibit brighter, more vibrant colors with less pigment usage in the dyeing process, lowering material costs. Vytex balloons also have been shown to retain air and helium over 50% longer than traditional balloons and use of Vytex NRL increases manufacturing line speeds by 15%.

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Cleaner appearance, reduced odor and greater stability in foam pillows and mattresses. Vytex NRL foams have been found to offer a whiter, cleaner appearance, significantly reduced odor and greater stability when compared to standard natural rubber latex and synthetic substitutes. These enhanced properties allow manufacturers to increase their blend ratio to a more natural mixture, addressing a growing consumer need for greener products.

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Greater stability, improved consistency, and less clumping in adhesives. A range of adhesive products made with Vytex NRL have been shown to exhibit stability before and after spraying, as well as improved consistency and less clumping, without sacrificing adhesion quality and tackiness. A 95% reduction in proteins was reported for medical cohesive bandages over standard latex bandages, reducing the potential for sensitive skin reactions.

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Reduced water, energy and waste in surgical gloves. Addressing the global need for water conservation, the use of Vytex NRL in dipped product manufacturing, reduces water and energy consumption through the elimination of the washing and leaching processes typically used to reduce protein levels.  A case study from a global glove manufacturer reported potential savings of $472,000 annually with the deletion of several of the process steps currently employed.

William Doyle, Vystar’s President and CEO, said, “Filing this patent application puts Vystar in a better position to capitalize on Vytex’s superiority over other materials and to expand our market reach as its reputation spreads. The newly studied advantages of Vytex NRL significantly add to its appeal as an alternative to traditional natural rubber latex and the petro-chemical based synthetics. They complement the previously known advantages of Vytex NRL, including its dramatically lower protein level, which reduces the risk of latex allergy, and the cost savings that are derived from the reduced amounts of water, energy, waste and raw materials required to create the thousands of products made from natural rubber latex.”

To view the technical paper presented at Smithers RAPRA, “Balancing Material Acquisition and Production Costs:  Quantifying the True Cost of Aluminum Hydroxide Treated Natural Rubber Latex.” visit vytex.com.

About Vystar Corporation
Based in Duluth, GA, Vystar Corporation (OTC BB: VYST.OB) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements: Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

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